Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-204843 on Form S-3 of our reports dated March 9, 2015, relating to the consolidated financial statements and financial statement schedule of Verso Corporation (which report expresses and unqualified opinion and includes an explanatory paragraph relating to the acquisition of NewPage Holdings, Inc.) and the effectiveness of Verso Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Verso Corporation for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in such Prospectus, which is part of such registration statement.

/s/ Deloitte & Touche LLP

Memphis, Tennessee

August 14, 2015